Exhibit 99.1

News Release

International Paper Reports Second Quarter 2020 Results

MEMPHIS, Tenn. – July 30, 2020 – International Paper (NYSE: IP) today reported second quarter 2020 financial results.

SECOND QUARTER 2020 HIGHLIGHTS

•Second quarter net earnings (loss) attributable to International Paper of $266 million ($0.67 per diluted share), compared with $(141) million ($(0.36) per diluted share) in the first quarter of 2020 and $292 million ($0.73 per diluted share) in the second quarter of 2019. First quarter 2020 net earnings included an after-tax charge of $337 million ($0.85 per diluted share) for the impairment of the net assets and write-off of foreign currency translation adjustment following the announcement of the sale of our Brazil Packaging business.
•Second quarter adjusted operating earnings* (non-GAAP) of $305 million ($0.77 per diluted share) compared with $226 million ($0.57 per diluted share) in the first quarter of 2020 and $460 million ($1.15 per diluted share) in the second quarter of 2019
•Second quarter cash provided by operations of $890 million and year-to-date of $1.5 billion compared with $1.8 billion year-to-date in the same period of 2019
•Liquidity position of $3.6 billion at the end of the second quarter compared with $3.5 billion at the end of the first quarter, which reflects cash and unused committed facilities

“International Paper delivered solid earnings and generated strong cash from operations while navigating the COVID-19 pandemic and its significant economic impact,” said Mark Sutton, Chairman and Chief Executive Officer. “Our performance demonstrates the strength and resilience of our employees, our diverse customer base and our world-class manufacturing and supply chain capabilities. Looking ahead, we will continue to focus on cash generation to reinforce the company's financial strength as we manage through ongoing uncertainty.”

Sutton added, “The health and safety of our employees remain our most important responsibility. I am proud of their ongoing commitment to take care of each other and our customers.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Second Quarter 2020	First Quarter 2020	Second Quarter 2019
Net Earnings (Loss) Attributable to International Paper	$0.67	$(0.36)	$0.73
Add Back – Non-Operating Pension Expense (Income)	(0.03)	(0.01)	0.01
Add Back – Net Special Items Expense (Income)	0.13	0.94	0.41
Adjusted Operating Earnings*	$0.77	$0.57	$1.15

* Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of net special items and non-operating pension expense (income), see the Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Second Quarter 2020	First Quarter 2020	Second Quarter 2019
Net Sales	$4,866	$5,352	$5,667
Net Earnings (Loss) Attributable to International Paper	266	(141)	292
Business Segment Operating Profit	428	512	629
Adjusted Operating Earnings	305	226	460
Cash Provided By (Used For) Operations	890	649	1,067
Free Cash Flow*	638	363	732

* Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (h) below under "Sales and Earnings by Business Segment." Second quarter 2020 net sales by business segment and operating profit (loss) by business segment compared with the first quarter of 2020 and the second quarter of 2019 are as follows:
Business Segment Results

(In millions)	Second Quarter 2020	First Quarter 2020	Second Quarter 2019
Net Sales by Business Segment
Industrial Packaging	$3,633	$3,819	$3,864
Global Cellulose Fibers	605	568	661
Printing Papers	583	908	1,088
Corporate and Inter-segment Sales	45	57	54
Net Sales	$4,866	$5,352	$5,667
Operating Profit (Loss) by Business Segment
Industrial Packaging	$449	$470	$515
Global Cellulose Fibers	(10)	(54)	—
Printing Papers	(11)	96	114
Total Business Segment Operating Profit	$428	$512	$629
Industrial Packaging operating profits in the second quarter of 2020 were $449 million compared with $470 million in the first quarter of 2020. In North America, earnings were stable, reflecting seasonally lower export containerboard sales volumes and lower sales volumes for boxes as demand slowed from elevated levels in the first quarter, as well as the impact of one less shipping day. Input costs were higher driven by recycled fiber costs. The volume and input cost earnings impact was mostly offset by strong operations and cost management, lower maintenance outage expenses and lower wood, energy and freight costs. Second quarter 2020 earnings benefited from insurance recoveries related to the Rome fire and Bogalusa recovery boiler event. In Europe, earnings decreased driven by lower sales volumes due to the impacts of the COVID-19 pandemic in all regions and seasonality in Morocco, partially offset by improved margins reflecting a favorable product mix and favorable foreign currency impacts, primarily in Morocco.
Global Cellulose Fibers operating profits (losses) in the second quarter of 2020 were $(10) million compared with $(54) million in the first quarter of 2020. Earnings improved driven by higher average sales prices, higher sales volumes reflecting continued strong consumer demand driven by the COVID-19 pandemic, strong mill operations and cost management and lower planned maintenance outage expenses, partially offset by the non-repeat of a favorable inventory valuation adjustment in the first quarter of 2020.

Printing Papers operating profits (losses) in the second quarter of 2020 were $(11) million compared with $96 million in the first quarter of 2020. In North America, earnings decreased significantly driven by lower sales volumes and increased economic downtime reflecting the unprecedented demand impact of the COVID-19 pandemic. Strong mill operations and cost management drove lower operating costs. Maintenance outage expenses were also lower. In Brazil, earnings decreased significantly due to lower sales volumes and economic downtime driven by the demand impacts of the COVID-19 pandemic and unfavorable foreign currency impacts, slightly offset by lower operating costs. In Europe and Russia, earnings were also significantly impacted by the COVID-19 pandemic, resulting in lower sales volumes and economic downtime. Maintenance outage expenses were higher, partially offset by lower operating costs in both regions.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (loss) were $63 million in the second quarter of 2020 compared with $(35) million in the first quarter of 2020. Operationally, earnings increased driven by higher sales volumes, higher sales prices for hardwood and softwood pulp to China and other export regions, partially offset by higher planned maintenance outage expenses. The Company recognized a non-cash after-tax foreign exchange gain of $34 million in the second quarter of 2020 ($0.09 per diluted share), compared with a loss of $51 million in the first quarter of 2020 ($0.13 per diluted share), primarily due to Ilim's U.S. dollar denominated net debt.

Graphic Packaging equity earnings on our 18.9% ownership position were $11 million in the second quarter of 2020, compared with $7 million in the first quarter of 2020.

CORPORATE EXPENSES
Corporate expenses (income) were $(3) million for the second quarter of 2020, compared with $32 million in the first quarter of 2020.

EFFECTIVE TAX RATE
The reported effective tax rate for the second quarter of 2020 was 26%, compared to a 2020 first quarter reported effective tax rate of (588)%. The reported effective tax rate in the first quarter reflects the impact of a non-deductible impairment of our Brazil packaging business, included in the below net special items table.
Excluding net special items and non-operating pension expense, the operational effective tax rate for the second quarter of 2020 was 26%, compared with 29% for the first quarter of 2020. The higher operational effective tax rate in the first quarter is primarily related to the final measurement of the tax deduction for equity-classified awards, treated as a discrete period item.

EFFECTS OF NET SPECIAL ITEMS
Net special items in the second quarter of 2020 amount to a net after-tax charge of $50 million ($0.13 per diluted share) compared with $372 million ($0.94 per diluted share) in the first quarter of 2020 and $162 million ($0.41 per diluted share) in the second quarter of 2019. Net special items in all periods include the following charges (gains):

	Second Quarter 2020		First Quarter 2020		Second Quarter 2019
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$18	$13	$8	$6	$—	$—
Total restructuring and other charges, net	18	13	8	6	—	—
Asbestos litigation reserve adjustment (a)	43	33	—	—	—	—
Brazil Packaging impairment	8	6	344	337	—	—
Abandoned property removal	5	4	9	7	11	8
Gain on sale of portion of investment in India	(6)	(6)	—	—	—	—
India investment fair value adjustment	—	—	17	17	—	—
Environmental remediation reserve adjustment	—	—	41	31	—	—
Gain on sale of portion of equity investment in Graphic Packaging	—	—	(33)	(25)	—	—
Foreign value-added tax refund accrual	—	—	(3)	(2)	—	—
India Papers impairment	—	—	—	—	145	143
Other	—	—	1	1	2	2
Other tax expense, net	—	—	—	—	—	9
Total net special items	$68	$50	$384	$372	$158	$162

(a)	During the quarter ended June 30, 2020, we adjusted our estimated net liability associated with asbestos-related litigation concerning products sold by Champion International Corporation prior to our acquisition of Champion in 2000 to revise the time horizon associated with anticipated future claims to forty years. This adjustment of $43 million, which increased this net liability to $75 million, was not material to the quarter or any period.

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper second quarter earnings call. The conference ID number is 8077936. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 8077936.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ more than 50,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2019 were $22 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) developments related to the COVID-19 pandemic, including the severity, magnitude and duration of the pandemic, negative global economic conditions arising from the pandemic, impacts of governments' responses to the pandemic on our operations, impacts of the pandemic on commercial activity, our customers and business partners and consumer preferences and demand, supply chain disruptions, and disruptions in the credit or financial markets; (ii) the level of indebtedness and changes in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition International Paper faces, cyclicality and changes in consumer preferences, demand and pricing for International Paper products (including changes resulting from the COVID-19 pandemic); (iv) domestic and global economic conditions and political changes, changes in currency exchange rates, trade protectionist policies, downgrades in International Paper’s credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations, (v) the amount of International Paper’s future pension funding obligations, and pension and health care costs; (vi) unanticipated expenditures or other adverse developments related to the cost of compliance with existing and new environmental, tax, labor and employment, privacy, and other U.S. and non-U.S. governmental laws and regulations (including new legal requirements arising from the COVID-19 pandemic); (vii) any material disruption at any of International Paper's manufacturing facilities (including as the result of the COVID-19 pandemic); (viii) risks inherent in conducting business through joint ventures; (ix) International Paper’s ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (x) information technology risks, and (xi) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in International Paper’s press releases and U.S. Securities and Exchange Commission filings. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2020		2019		2020		2020		2019
Net Sales	$4,866		$5,667		$5,352		$10,218		$11,310
Costs and Expenses
Cost of products sold	3,427	(a)	3,901	(g)	3,746	(a)	7,173	(a)	7,830	(g)
Selling and administrative expenses	332		402		418		750		815
Depreciation, amortization and cost of timber harvested	312		321	(h)	323	(b)	635	(b)	636	(h)
Distribution expenses	365		384		407		772		773
Taxes other than payroll and income taxes	41		43		44		85		86
Restructuring and other charges, net	18	(c)	—		8	(c)	26	(c)	—
Net (gains) losses on sales and impairments of businesses	8	(d)	152	(i)	344	(d)	352	(d)	145	(i)
Net (gains) losses on sales of equity method investments	—		—		(33)	(e)	(33)	(e)	—
Interest expense, net	116		122	(j)	117	(f)	233	(f)	255	(j)
Non-operating pension expense (income)	(14)		8		(6)		(20)		18
Earnings (Loss) Before Income Taxes and Equity Earnings	261		334		(16)		245		752
Income tax provision (benefit)	67		128	(k)	94		161		234	(k)
Equity earnings (loss), net of taxes	72		80		(31)		41		194
Net Earnings (Loss)	266		286		(141)		125		712
Less: Net earnings (loss) attributable to noncontrolling interests	—		(6)	(l)	—		—		(4)	(l)
Net Earnings (Loss) Attributable to International Paper Company	$266		$292		$(141)		$125		$716
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$0.67		$0.74		$(0.36)		$0.32		$1.80
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$0.67		$0.73		$(0.36)		$0.32		$1.78
Average Shares of Common Stock Outstanding - Diluted	393.1		398.2		392.6		394.0		401.4

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $43 million ($33 million after taxes) for the three months and six months ended June 30, 2020 for an asbestos litigation reserve adjustment, pre-tax charges of $5 million ($4 million after taxes), $9 million ($7 million after taxes) and $14 million ($11 million after taxes) for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, for the removal of abandoned property at our mills, a gain of $6 million (before and after taxes) for the three months and six months ended June 30. 2020 on the sale of the majority of our remaining investment in India, a pre-tax charge of $41 million ($31 million after taxes) for three months ended March 31, 2020 and the six months ended June 30, 2020 for environmental remediation reserve adjustments, a charge of $17 million (before and after taxes) for the three months ended March 31, 2020 and the six months ended June 30, 2020 for the fair value adjustment of our investment in India and pre-tax income of $2 million ($1 million after taxes) for the three months ended March 31, 2020 and the six months ended June 30, 2020 for the accrual of a foreign value-added tax refund.

(b)	Includes a charge of $1 million (before and after taxes) for the three months ended March 31, 2020 and the six months ended June 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(c)	Includes pre-tax charges of $18 million ($13 million after taxes), $8 million ($6 million after taxes) and $26 million ($19 million after taxes) for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30 2020, respectively, for debt extinguishment costs.

(d)	Includes a pre-tax loss of $5 million ($3 million after taxes, $20 million ($13 million after taxes) and $25 million ($16 million after taxes) for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, for the impairment of the net assets of our Brazil Packaging business and a loss of $3 million (before and after taxes), $324 million (before and after taxes) and $327 million (before and after taxes) for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale.

(e)	Includes a pre-tax gain of $33 million ($25 million after taxes) for the three months ended March 31, 2020 and the six months ended June 30, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging.

(f)	Includes income of $1 million (before and after taxes) for the three months ended March 31, 2020 and the six months ended June 30, 2020 for interest income associated with the accrual of a foreign value-added tax refund.

(g)	Includes pre-tax charges of $11 million ($8 million after taxes) and $22 million ($16 million after taxes) for the three months and six months ended June 30, 2019, respectively, for the removal of abandoned property at our mills and a pre-tax charge of $16 million ($12 million after taxes) for the six months ended June 30, 2019 for costs associated with a multi-employer pension plan liability.

(h)	Includes charges of $1 million (before and after taxes) and $2 million (before and after taxes) for the three months ended June 30, 2019 and the six months ended June 30, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(i)	Includes a loss of $95 million (before and after taxes) for the three months and six months ended June 30, 2019 related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our India Papers business as held for sale, a pre-tax loss of $57 million ($55 million after taxes) for the three months and six months ended June 30, 2019 for the impairment of the net assets of our India Papers business and a pre-tax gain of $7 million ($6 million after taxes) for the six months ended June 30, 2019 related to the sale of a box plant in our EMEA Packaging business.

(j)	Includes a charge of $1 million (before and after taxes) for the three months and six months ended June 30, 2019 for interest expense associated with foreign tax audits

(k)	Includes tax expense of $9 million for the three months and six months ended June 30, 2019 related to a tax rate change in Luxembourg, tax expense of $3 million for the three months and six months ended June 30, 2019 related to foreign tax audits and a tax benefit of $3 million for the three months and six months ended June 30, 2019 related to state income tax legislative changes.

(l)	Includes the allocation of loss to noncontrolling interest of $7 million (before and after taxes) for the three months and six months ended June 30, 2019 associated with the impairment of the net assets of our India Papers business.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2020	2019	2020	2020	2019
Net Earnings (Loss) Attributable to International Paper Company	$266	$292	$(141)	$125	$716
Add back: Non-operating pension expense (income)	(11)	6	(5)	(16)	14
Add back: Net special items expense (income)	50	162	372	422	177
Adjusted Operating Earnings	$305	$460	$226	$531	$907

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2020	2019	2020	2020	2019
Diluted Earnings per Common Share as Reported	$0.67	$0.73	$(0.36)	$0.32	$1.78
Add back: Non-operating pension expense (income)	(0.03)	0.01	(0.01)	(0.04)	0.03
Add back: Net special items expense (income)	0.13	0.41	0.94	1.07	0.45
Adjusted Operating Earnings per Share	$0.77	$1.15	$0.57	$1.35	$2.26
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and items considered by management to be unusual (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2020		2019		2020		2020		2019
Industrial Packaging	$3,633		$3,864		$3,819		$7,452		$7,696
Global Cellulose Fibers	605		661		568		1,173		1,350
Printing Papers	583		1,088		908		1,491		2,153
Corporate and Inter-segment Sales	45		54		57		102		111
Net Sales	$4,866		$5,667		$5,352		$10,218		$11,310
Operating Profit by Business Segment
	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2020		2019		2020		2020		2019
Industrial Packaging	$449		$515		$470		$919		$936
Global Cellulose Fibers	(10)		—		(54)		(64)		35
Printing Papers	(11)		114		96		85		258
Total Business Segment Operating Profit	$428		$629		$512		$940		$1,229

Earnings (Loss) Before Income Taxes and Equity Earnings	$261		$334		$(16)		$245		$752
Interest expense, net	116		122	(d)	117	(a)	233	(a)	255	(d)
Noncontrolling interest adjustment (g)	—		5	(e)	—		—		2	(e)
Corporate expenses, net	(3)		3		32		29		24
Corporate net special items	54	(b)	—		33	(b)	87	(b)	—
Business net special items	14	(c)	157	(f)	352	(c)	366	(c)	178	(f)
Non-operating pension expense (income)	(14)		8		(6)		(20)		18
Business Segment Operating Profit (h)	$428		$629		$512		$940		$1,229
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$63		$67		$(35)		$28		$168
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$11		$14		$7		$18		$27

(a)	Includes income of $1 million for the three months ended March 31, 2020 and the six months ended June 30, 2020 for interest income associated with the accrual of a foreign value-added tax refund.

(b)	Includes a charge of $43 million for the three months and six months ended June 30, 2020 for an asbestos litigation reserve adjustment, charges of $18 million, $8 million and $26 million for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, for debt extinguishment costs, a gain of $6 million for the three months and six months ended June 30, 2020 on the sale of the majority of our remaining investment in India, income of $1 million for the three months and six months ended June 30, 2020 related to the impairment of the net assets of our Brazil Packaging business, a charge of $41 million for the three months ended March 31, 2020 and the six months ended June 30, 2020 for environmental remediation reserve adjustments, a charge of $17 million for the three months ended March 31, 2020 and the six months ended June 30, 2020 for the fair value adjustment of our investment in India and a gain of $33 million for the three months ended March 31, 2020 and the six months ended June 30, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging.

(c)	Related to Industrial Packaging, includes charges of $6 million, $20 million and $26 million for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, for the impairment of the net assets of our Brazil Packaging business, a loss of $3 million, $324 million and $327 million for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale, charges of $3 million, $6 million and $9 million for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, for the removal of abandoned property at our mills and income of $2 million for the three months ended March 31, 2020 and the six months ended June 30, 2020 for the accrual of a foreign value-added tax refund.

Related to Global Cellulose Fibers, includes charges of $2 million, $3 million and $5 million for the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, respectively, for the removal of abandoned property at our mills.
Related to Printing Papers, includes a charge of $1 million for the three months ended March 31, 2020 and the six months ended June 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(d)	Includes a charge of $1 million for the three months and six months ended June 30, 2019 for interest expense associated with foreign tax audits.

(e)	Includes the allocation of loss to noncontrolling interest of $7 million for the three months and six months ended June 30, 2019 associated with the impairment of the net assets of our India Papers business.

(f)	Related to Industrial Packaging, includes charges of $8 million and $16 million for the three months and six months ended June 30, 2019, respectively, for the removal of abandoned property at our mills, a charge of $16 million for the six months ended June 30, 2019 for costs associated with a multi-employer pension plan exit liability and a gain of $7 million for the six months ended June 30, 2019 related to the sale of a box plant in our EMEA Packaging business.

Related to Global Cellulose Fibers, includes charges of $2 million and $5 million for the three months and six months ended June 30, 2019, respectively, for the removal of abandoned property at our mills.
Related to Printing Papers, includes a loss of $57 million, partially offset by the allocation of loss to noncontrolling interest of $7 million, for the three months and six months ended June 30, 2019 for the impairment of the net assets of our India Papers business, a loss of $95 million for the three months and six months ended June 30, 2019 related to the foreign currency cumulative translation adjustment resulting from the classifiction of the assets and liabilities of our India Papers business as held for sale, charges of $1 million and $2 million for the three months and six months ended June 30, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production and a charge of $1 million for the three months and six months ended June 30, 2019 for the removal of abandoned property at our mills.

(g)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(h)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) before income taxes and equity earnings, but including the impact of noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2020	2019	2020	2020	2019
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,571	2,624	2,624	5,195	5,159
Containerboard	783	707	827	1,610	1,404
Recycling	512	625	416	928	1,234
Saturated Kraft	39	52	48	87	93
Gypsum /Release Kraft	48	49	56	104	100
Bleached Kraft	8	5	7	15	12
EMEA Packaging (b)	375	379	441	816	749
Brazilian Packaging (b)	83	91	90	173	176
European Coated Paperboard	95	102	111	206	206
Industrial Packaging	4,514	4,634	4,620	9,134	9,133
Global Cellulose Fibers (In thousands of metric tons) (c)	965	869	901	1,866	1,728
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	247	441	415	662	889
European & Russian Uncoated Papers	271	367	360	631	721
Brazilian Uncoated Papers	150	283	240	390	527
Indian Uncoated Papers	—	66	—	—	134
Printing Papers	668	1,157	1,015	1,683	2,271

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	June 30, 2020	December 31, 2019
Assets
Current Assets
Cash and Temporary Investments	$847	$511
Accounts and Notes Receivable, Net	3,060	3,280
Contract Assets	401	393
Inventories	2,010	2,208
Assets Held for Sale	112	—
Other	169	247
Total Current Assets	6,599	6,639
Plants, Properties and Equipment, Net	12,586	13,004
Forestlands	293	391
Investments	1,407	1,721
Financial Assets of Variable Interest Entities	7,098	7,088
Goodwill	3,304	3,347
Right of Use Assets	425	434
Deferred Charges and Other Assets	807	847
Total Assets	$32,519	$33,471
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$33	$168
Current Nonrecourse Financial Liabilities of Variable Interest Entities	4,220	4,220
Accounts Payable and Other Current Liabilities	3,709	4,258
Liabilities Held for Sale	368	—
Total Current Liabilities	8,330	8,646
Long-Term Debt	9,432	9,597
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,089	2,085
Deferred Income Taxes	2,654	2,633
Pension Benefit Obligation	1,472	1,578
Postretirement and Postemployment Benefit Obligation	249	270
Long-Term Lease Obligations	294	304
Other Liabilities	939	640
Equity
Invested Capital, Net of Treasury Stock	(1,066)	(695)
Retained Earnings	8,123	8,408
Total International Paper Shareholders’ Equity	7,057	7,713
Noncontrolling interests	3	5
Total Equity	7,060	7,718
Total Liabilities and Equity	$32,519	$33,471

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Six Months Ended June 30,
	2020	2019
Operating Activities
Net earnings (loss)	$125	$712
Depreciation, amortization and cost of timber harvested	635	636
Deferred income tax expense (benefit), net	12	50
Restructuring and other charges, net	26	—
Net (gains) losses on sales of equity method investments	(33)	—
Net (gains) losses on sales and impairments of businesses	352	145
Equity method dividends received	151	251
Equity (earnings) losses, net	(41)	(194)
Periodic pension expense, net	16	47
Other, net	109	55
Changes in current assets and liabilities
Accounts and notes receivable	74	48
Contract assets	(11)	(4)
Inventories	65	48
Accounts payable and accrued liabilities	(37)	2
Interest payable	—	1
Other	96	3
Cash Provided By (Used For) Operating Activities	1,539	1,800
Investment Activities
Invested in capital projects, net of insurance recoveries	(538)	(628)
Acquisitions, net of cash acquired	(64)	(99)
Proceeds from sales of equity method investments	250	—
Proceeds from sales of businesses, net of cash divested	—	17
Proceeds from sale of fixed assets	3	4
Other	15	(9)
Cash Provided By (Used For) Investment Activities	(334)	(715)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(41)	(460)
Issuance of debt	579	444
Reduction of debt	(917)	(452)
Change in book overdrafts	(10)	(14)
Dividends paid	(403)	(398)
Other	(25)	4
Cash Provided By (Used for) Financing Activities	(817)	(876)
Cash Included in Assets Held for Sale	(13)	(21)
Effect of Exchange Rate Changes on Cash	(39)	10
Change in Cash and Temporary Investments	336	198
Cash and Temporary Investments
Beginning of the period	511	589
End of the period	$847	$787

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash Provided By (Used For) Operating Activities	$890	$1,067	$1,539	$1,800
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(252)	(335)	(538)	(628)
Free Cash Flow	$638	$732	$1,001	$1,172

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.